EXHIBIT 99.1
   CONTACTS
   EPICEPT CORPORATION
   Robert W. Cook
   (201) 894-8980
   rcook@epicept.com

   FEINSTEIN KEAN HEALTHCARE
   Francesca T. DeVellis
   (617) 577-8110
   francesca.devellis@fkhealth.com


       EPICEPT REPORTS SECOND QUARTER 2006 OPERATING AND FINANCIAL RESULTS

ENGLEWOOD CLIFFS, NJ - (AUGUST 2, 2006) - EpiCept Corporation (Nasdaq and OMX
Stockholm: EPCT) today announced operating and financial results for the second quarter ended June 30, 2006. For the second quarter of 2006, EpiCept's loss attributable to common stockholders totaled $7.3 million, or $.30 per basic and diluted share, versus $3.4 million, or $2.00 per basic and diluted share, for the second quarter of 2005 and $56.6 million, or $2.59 per basic and diluted share, for the first quarter of 2006. Revenues for the second quarter of 2006 totaled approximately $0.2 million. As of June 30, 2006, the Company's cash and cash equivalents totaled $7.3 million.

Operating expenses for the second quarter totaled approximately $7.5 million versus $43.1 million for the first quarter of 2006. The Company's net cash used in operating activities during the second quarter was approximately $6.5 million, slightly lower than the $7.0 million in the first quarter of 2006. The Company expects to make further reductions in its operating cash burn during the balance of the year. Research and development expense in the second quarter increased approximately $0.5 million compared to the first quarter of 2006.

"The second quarter represented a period of steady and continued progress towards our key strategic objectives," stated Jack Talley, president and chief executive officer. "We remain on schedule to file our Marketing Authorization Application for Ceplene for Acute Myeloid Leukemia in Europe later this year, we are completing enrollment in the pivotal scale trial for LidoPAIN SP in Europe, and we are continuing to scale up manufacturing for EpiCept NP-1 in anticipation of the initiation of a Phase III trial at the end of this year. We have also made considerable progress towards a future IND filing for EPC2407, our small-molecule apoptosis inducer for the treatment of certain types of cancer. Each of these product candidates represents a significant potential commercial opportunity for our company and we are pleased to have made important strides in advancing these and other product candidates in our pipeline."

Mr. Talley continued, "We are also excited to have recently announced the addition of two new members to our management team: Michael Damask, M.D., Chief Medical Officer and Vice President of Medical Affairs, and Michael Chen, Vice President for Global Business Development. The expertise and experience that these individuals bring to EpiCept will be critical as we advance toward our stated objectives."

PORTFOLIO UPDATE

EpiCept today provided an update on recent progress made with several of its key product candidates:

     o Ceplene - a registration-stage compound for the treatment of Acute Myeloid Leukemia (AML), the most common type of leukemia in adults. EpiCept is currently preparing a Marketing Authorization Application
          (MAA) in Europe for Ceplene. This MAA is anticipated to be filed in the second half of 2006. Ceplene has been granted orphan drug status for the treatment of AML by the European Medicines Agency (EMEA).

     o EpiCept NP-1 - a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. EpiCept is continuing to scale up the production of NP-1 to prepare for the product candidate's Phase III clinical trials, which are scheduled to commence at the end of this year.

     o LidoPAIN SP - the first sterile patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound in order to relieve post-operative pain and minimize the need for narcotics, NSAIDS or Cox II inhibitors. The pivotal-scale clinical trial for LidoPAIN SP continued during the second quarter. This trial is currently completing enrollment and initial results are expected to be available later this month. Results from the trial, if successful, will form the basis for an approval application in 2007 in Europe. EpiCept's North American partner, Adolor Corporation, recently completed a Phase II trial for LidoPAIN SP in the U.S.

     o LidoPAIN BP - A prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain. EpiCept is currently working towards scaling up production of this product candidate in order to commence Phase III clinical trials in close consultation with its partner, Endo Pharmaceuticals.

     o EPC2407 - a small-molecule apoptosis inducer discovered at EpiCept. During the second quarter, the Company completed significant preparatory work related to an Investigational New Drug (IND) filing anticipated for this year for the treatment of certain types of cancer.

FINANCIAL AND OPERATING HIGHLIGHTS

GENERAL AND ADMINISTRATIVE (G&A) EXPENSE
The Company's general and administrative expense significantly declined by $2.1 million compared to the first quarter 2006. In addition to a $1.7 million reduction in FAS 123R expense, the Company benefited from lower legal expense related to outstanding litigation pending against Maxim Pharmaceuticals, and reduced salary and benefit expense resulting from the payment of certain one-time bonuses that occurred during the first quarter 2006.


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

RESEARCH AND DEVELOPMENT (R&D) EXPENSE
The Company's research and development expense in the second quarter increased approximately $0.5 million compared to the first quarter. EpiCept continued its Phase III clinical trial of LidoPAIN SP in Europe and its preparations to submit Ceplene for marketing approval in Europe for the treatment of AML. The Company also initiated manufacturing and commercial scale-up efforts with respect to its EpiCept NP-1 product candidate. Preparation for its intended IND filing for EPC 2407 also continued during the quarter.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT
In connection with the merger with Maxim Pharmaceuticals, EpiCept recorded a reduction of in-process research and development charges of $0.3 million during the second quarter, reducing total acquired in-process research and development expense to $33.4 million for the six months ended June 30, 2006. During the second quarter, EpiCept revised its estimates for lease termination and legal settlements in connection with the merger with Maxim Pharmaceuticals. A settlement of one litigation matter pending against Maxim Pharmaceuticals was achieved, subject to a court review and approval. The initial court review is scheduled for September 2006. A settlement in principle was reached in connection with a second litigation matter also pending against Maxim. However, the final terms have not yet been determined or approved by the court. As a result of these developments, the Company increased its estimate of legal settlement costs by approximately $0.4 million. Merger costs were reduced by approximately $0.6 million following the termination of the Company's lease of a facility in San Diego, which occurred on more favorable terms than anticipated.

OPERATIONAL IMPROVEMENTS
During the second quarter, EpiCept completed the integration of its research and development facilities in San Diego. The Company relocated its animal lab facilities to a smaller facility in the region, and reconfigured its research and development facility to allow for shared operation by the Company's research and development staff and its San Diego-based general and administrative staff.

CONFERENCE CALL

EpiCept will host a conference call to discuss these results on August 3, 2006, at 9:00 a.m. Eastern Daylight Time.

To listen to the conference call, please dial:

                  866-425-6195 (United States and Canada)
                  973-935-2981 (International)
                  The access code for the call is:  7701005

A webcast of this conference call can be accessed at www.epicept.com. The webcast will be archived for 90 days.

A playback of the call will be available from approximately 1:00 p.m. EDT on August 3, 2006 through August 10, 2006 and may be accessed by dialing:

                  877-519-4471 (United States and Canada)
                  973-341-3080 (International)
                  Please reference reservation number 7701005


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


ABOUT EPICEPT CORPORATION

EpiCept is an emerging specialty pharmaceutical company focused on unmet needs in the treatment of pain and cancer. The Company has a staged portfolio with several pain therapies in late-stage clinical trials, and a lead oncology compound (for AML) with demonstrated efficacy in a Phase III trial; the compound is intended for commercialization in Europe. EpiCept is based in New Jersey, and the Company's research and development team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the efficacy, safety, and intended utilization of the Company's respective product candidates, the conduct and results of current and future clinical trials, the sufficiency of our existing capital resources, plans regarding regulatory filings, future research and clinical trials, plans regarding partnering activities and the status of pending litigation and potential settlements. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that EpiCept will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates and risks associated with our pending litigation and our ability to timely settle such litigation on acceptable terms. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in EpiCept's periodic reports and other filings with the SEC.


Selected financial information follows:

EPICEPT CORPORATION AND SUBSIDIARIES
(UNAUDITED)
SELECTED CONSOLIDATED BALANCE SHEET DATA
                                                     JUNE 30,      DECEMBER 31,
                                                       2006            2005
                                                            (IN $000S)

Cash and cash equivalents                           $  7,329       $    403
Marketable securities                                    988             --
Property and equipment, net                            1,004             58
Total assets                                          11,511          2,747

Current liabilities                                   12,712         20,202
Notes and loans payable, long term                     1,950          4,705
Total stockholders' deficit                          (10,782)       (60,122)
Total liabilities and stockholders' deficit          (11,511)        (2,747)




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




EPICEPT CORPORATION AND SUBSIDIARIES
(UNAUDITED)
SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
DATA

                                                     THREE MONTHS ENDED             SIX MONTHS ENDED
                                                          JUNE 30,                       JUNE 30,
                                                   2006            2005            2006            2005
                                             (IN $000S EXCEPT PER SHARE DATA) (IN $000S EXCEPT PER SHARE DATA)

Revenue                                      $        218    $        264    $        513    $        549

Operating expenses:
     General and administrative                     3,588           2,756           9,279           3,754
     Research and development                       4,221             454           7,903             942
     Acquired in-process research and
      development                                    (266)           --            33,448            --
                                             ------------    ------------    ------------    ------------
Total operating expenses                            7,543           3,210          50,630           4,696

Other income (expense), net                             4            (165)         (4,830)           (550)
                                             ------------    ------------    ------------    ------------

Net loss                                           (7,321)         (3,111)        (54,947)         (4,697)

Deemed dividend and redeemable convertible
    preferred  stock dividends                       --              (314)         (8,964)           (627)
                                             ------------    ------------    ------------    ------------

Loss attributable  to common stockholders    $     (7,321)   $     (3,425)   $    (63,911)   $     (5,324)
                                             ============    ============    ============    ============

Basic and diluted net loss per share         $      (0.30)   $      (2.00)   $      (2.76)   $      (3.12)
Weighted average common shares outstanding     24,525,026       1,711,570      23,180,927       1,708,844

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